Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Pricing Supplement No.6 - Dated Monday, December 10, 2012 (To: Prospectus dated August 24, 2012)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DAP6	[]	100.000%	0.750%	[]	Fixed	2.400%	Monthly	12/15/2014	01/15/2013	$1.67	No	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/15/2013 and Monthly thereafter with 30 Calendar Days Notice.
02006DAQ4	[]	100.000%	1.300%	[]	Fixed	3.350%	Monthly	12/15/2016	01/15/2013	$2.33	No	Senior Unsecured Notes

Redemption Information: Callable at 100% on 12/15/2013 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, December 10, 2012 through Monday, December 17, 2012	Ally Financial Inc.
	Trade Date: Monday, December 17, 2012 @ 12:00 PM ET	Ally Financial Term Notes, Series A
	Settle Date: Thursday, December 20, 2012	Prospectus dated August 24, 2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.